UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 7, 2012

Tree.com, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	00134063	26-2414818
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11115 Rushmore Drive, Charlotte, NC	28277
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 541-5351

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2012, we entered into an employment agreement with David Norris, President of our LendingTree Loans division.  The employment agreement provides for Mr. Norris’s continued employment for a term ending on the earlier of July 31, 2012 and the closing of the sale of substantially all of the operating assets of our Home Loan Center, Inc. subsidiary, which we refer to as HLC, pursuant to the asset purchase agreement dated May 12, 2011 and amended February 7, 2012, between us and Discover Bank, a wholly-owned subsidiary of Discover Financial Services.  We refer to Discover Financial Services and its affiliates collectively as DFS and to the closing of the sale of substantially all of the operating assets of HLC pursuant to the asset purchase agreement as the closing.

Under the employment agreement, Mr. Norris will continue to earn the same base salary and continue to be eligible for equity incentives, discretionary bonuses and benefits as described in our proxy statement filed with the Securities and Exchange Commission on April 28, 2011 for our 2011 Annual Meeting of Stockholders, which proxy statement we refer to as the April 2011 proxy statement.

Except in the case of the closing, the employment agreement provides for severance benefits upon his termination without cause or resignation for good reason, including such termination or resignation within one year following a change in control, as described in the April 2011 proxy statement.

Upon the closing, Mr. Norris will no longer be employed by us.  Mr. Norris has accepted an offer of employment from DFS that is conditioned, and would commence, upon the closing.  Payments and other benefits we proposed to pay to Mr. Norris upon the closing were disclosed in our proxy statement filed with the Securities and Exchange Commission on August 2, 2011 for the special meeting of stockholders held on August 26, 2011, which we refer to as the August 2011 proxy statement.  Mr. Norris’s compensation package as so described was approved by stockholders on an advisory basis at the August 26, 2011 meeting.  In connection with the amendment to the asset purchase agreement dated February 7, 2012 and described in our Form 8-K filed on February 8, 2012, we and Mr. Norris agreed to certain changes to the composition and targets for the compensation to be paid to Mr. Norris upon closing, which are reflected in the employment agreement and described below.  These terms supersede the non-binding terms described in the August 2011 proxy statement and reflected on Exhibit 10.79 to our post-effective amendment on Form S-1 filed with the SEC on August 12, 2011.

All payments described below are contingent on Mr. Norris not revoking his acceptance of DFS’s offer of employment and commencing employment with DFS upon the closing.

•                                          $800,000 upon the closing.

•                                          Any unpaid bonus he is entitled to for any completed quarter prior to the closing and a prorated portion of any bonus he would be entitled to for the quarter during which the closing occurs, based on performance through the closing.

•                                          $150,000 following the satisfaction of each of the following conditions (up to $300,000 in the aggregate):

•                                          All of HLC’s warehouse lines are paid off in full within 90 days following the closing, or within ninety 90 days following the closing, HLC makes a cash dividend to Tree.com of $20 million or more or is permitted to make cash dividends to Tree.com, Inc. without restriction from HLC’s warehouse lenders.

•                                          The remaining amount of our mortgage loan inventory (other than impaired loans) is less than the sum of the servicing release premiums,

the premium/discount on loans and the discount/premium points achieved on the sale of the loans held for sale (other than impaired loans) by HLC as of the closing.  (Our inventory of recently funded mortgage loans will not be sold to Discover Bank under the asset purchase agreement described above.)

•                                          Up to $200,000 based on the aggregate proceeds received from and the timing of sales of loans held for sale by HLC as of the closing date.

•                                          $125,000 following the first anniversary of the closing, provided he has been continuously employed by DFS through the first anniversary of the closing, or, if his employment is terminated for any reason, he has been in compliance with an agreement not to solicit HLC’s employees for a period of one year following termination of employment.

We also agreed to reimburse Mr. Norris for $25,000 in legal fees and other expenses incurred in connection with his employment agreement.

Also on February 7, 2012, our compensation committee awarded Mr. Norris the full $100,000 bonus for which he was eligible for the 2011 year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREE.COM, INC.
February 13, 2012
	By:	/s/ Katharine Pierce
Katharine Pierce
Assistant General Counsel and Corporate Secretary